Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 4, 2021, is made and entered into by and among 23andMe, VGAC, Credit Suisse as representative of the several Underwriters, Sponsor, the Insiders and the Holders (as each such term is defined below, together, each individually a “Party and collectively the “Parties”), in respect of and in reference to:

(A)    that certain Underwriting Agreement dated October 1, 2020 (the “Underwriting Agreement”), between VG Acquisition Corp., a Cayman Islands exempted company (“VGAC”), and Credit Suisse Securities (USA) LLC, a Delaware limited liability company (“Credit Suisse”), as representative of the several Underwriters named in Schedule 1 thereto (the “Underwriters”);

(B)    that certain Letter Agreement dated October 1, 2020 (the “Insider Letter”) among VGAC, VG Acquisition Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) and each of the Insiders (as such term is defined therein, the “Insiders”);

(C)    that certain Warrant Agreement dated October 1, 2020 (the “Warrant Agreement”), between VGAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agent”); and

(D)    that certain Registration Rights Agreement dated October 1, 2020 (the “Registration Rights Agreement”) by and among VGAC, Sponsor and each of the other Holders (as such term is defined therein, together with Sponsor, the “Holders”).

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, VGAC, 23andMe, Inc., a Delaware corporation (“23andMe”), and certain other persons party thereto, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Transaction Agreement”) whereby the parties thereto intend to effect a business combination between VGAC and 23andMe, on the terms and subject to the conditions set forth therein (collectively, the “Transactions”), including the domestication of VGAC into Delaware as a corporation organized under the laws of the State of Delaware (the “Continuing Delaware Corporation”) pursuant to Section 388 of the Delaware General Corporation Law (the “Domestication”);

WHEREAS, as of the date hereof, Sponsor, each Insider and each Holder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) the number of Class A ordinary shares, par value $0.0001, of the Company (“Class A Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of Class A Shares set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit, and (iii) the number of Class B ordinary shares, par value $0.0001, of the Company (“Class B Shares”) set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit;

WHEREAS, as part of the Transactions, effective as of and contingent upon the Domestication (as such term is defined in the Transaction Agreement), each of the Class A Shares and Class B Shares will be converted, by operation of law, into the same number of shares of Class A Common Stock, par value $0.0001, of the Continuing Delaware Corporation (“Class A Common Stock”); and

WHEREAS, each of the Parties desires to enter into and deliver this Agreement to facilitate the Transactions and the business combination to be effected thereby, and to clarify and to the extent applicable waive or amend certain provisions of each of the Underwriting Agreement, the Warrant Agreement, the Insider Letter and the Registration Rights Agreement (together, the “Affected Agreements”), in each case on the terms and subject to the conditions herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree (as applicable to such Party) as follows:

1.    Underwriting Agreement. VGAC and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby agree as follows:

(a)    The Underwriting Agreement provides for certain representations and warranties and agreements in relation to Ordinary Shares, Founders Shares and the Amended and Restated Memorandum and Articles of Association (as such terms are defined in the Underwriting Agreement). From and after the time and date of the Domestication, such terms shall be deemed to refer to the Class A Common Stock and the certificate of incorporation and bylaws of the Continuing Delaware Corporation adopted in connection with the Domestication, respectively. In furtherance thereof, the Domestication, and the conversion of the Class A Shares and Class B Shares into Class A Common Stock, respectively, and the listing and registration of the Class A Common Stock in connection therewith, is hereby expressly permitted and agreed to by the parties to the Underwriting Agreement, including for purposes of Sections 6(h), 6(k) and 6(aa) of the Underwriting Agreement. For the avoidance of doubt, the representations and warranties and agreements of VGAC set forth in the Underwriting Agreement shall survive the Domestication and continue to be binding upon the Continuing Delaware Corporation, provided that the veracity of any representations and warranties shall only be measured as of the date of consummation of the Offering, and are not continuing representations and warranties.

(b)    From and after the Effective Time (as such term is defined in the Transaction Agreement), all communications under the Underwriting Agreement sent VGAC (as “the Company” thereunder) shall be delivered to:

23andMe Holdings Co
Attention: Chief Legal and Regulatory Officer
223 N. Mathilda Ave.
Sunnyvale, CA 94086

With a copy to:

Morgan, Lewis & Bockius LLP
Attention: Marlee S. Myers and Howard A. Kenny
101 Park Ave., New York, NY 10178-0060

2.    Insider Letter. VGAC, Sponsor and each Insider hereby agree as follows (and Credit Suisse, on its own behalf and as representative of the several Underwriters, hereby consents and agrees to the following):

(a)    The Insider Letter provides in Section 1 thereof for certain requirements of Sponsor and the Insiders in respect of Business Combinations (as defined therein), including in respect of voting in favor thereof and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination and Sponsor and each Insider will comply with its, his or her respective obligations under such Section 1.

(b)    The Insider Letter provides in Section 3 thereof for certain restrictions on transfer of any Units, Ordinary Shares (including, but not limited to, Founder Shares), Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares (as such terms are defined therein), during the period ending April 1, 2021. The entry into and performance of the Transaction Agreement and the agreements delivered in connection therewith or contemplated thereby, including this Agreement, and the conversion of the Class A Shares and Class B Shares into Class A Common Stock, respectively, in connection with the Domestication, are hereby permitted by, and shall not constitute a breach or violation of, Section 3 of the Insider Letter.

(c)    The Insider Letter provides in Section 7 thereof for certain restrictions on Transfer of Founder Shares and Class A Ordinary Shares (as such terms are defined therein) issued upon conversion thereof until the expiration of certain time periods or the happening of certain prior events. Notwithstanding, and in precedence to, the Insider Letter, from and after the time and date of the Domestication, (i) references in the Insider Letter to the Class A Shares and Class B Shares (including by reference to Units, Founders Shares and Warrants, among other things) shall include the shares of Class A Common Stock issued upon conversion of such Class A Shares and Class B Shares in connection with the Domestication, and (ii) 30% of the number of Class B Shares of Sponsor, as further set forth under the heading “Earn-Out Shares” on Exhibit A attached hereto opposite such person’s name on such Exhibit (assuming no stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event occurs between the date hereof and the Closing), shall no longer be subject to the restrictions on transfer set forth in the Insider Letter, but shall instead be subject to the provisions set forth in this Section 2(c) below (such shares, together with the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication, the “Earn-Out Shares”), and the remaining 70% of such Class B Shares (and the shares of Class A Common Stock issued upon conversion of such shares in connection with the Domestication) and Private Placement Warrants (and the shares of Class A Common Stock issued upon exercise of such warrants) shall continue to be subject to the restrictions on transfer set forth in Section 7 of the Insider Letter for the time periods set forth therein. Earn-Out Shares shall continue to be Earn-Out Shares following their transfer to any permitted transferee under Section 7(c) of the Insider Letter. With respect to Sponsor’s Earn-Out Shares the Sponsor agrees that it shall not Transfer such Earn-Out Shares until

(i), with respect to 50% of such Earn-Out Shares, such time as the Stock Price (as defined below) of the Class A Common Stock equals or exceeds $12.50 per share for any 20 Trading Days (as defined below) within any 30 Trading Day period after the Closing Date (as such term is defined in the Transaction Agreement), and (ii) with respect to 50% of such Earn-Out Shares, such time as the closing price of the Class A Common Stock equals or exceeds $15.00 per share for any 20 Trading Days within any 30 Trading Day period after the Closing Date. The foregoing restrictions on Transfer in respect of the Earn-Out Shares shall terminate and no longer be applicable upon the first to occur of (x) the seven-year anniversary of the Closing Date and (y) the date following the Closing Date on which the Surviving Delaware Corporation completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Delaware Corporation’s Public Shareholders (as defined in the Insider Letter) having the right to exchange their shares of Class A Common Stock for cash, securities or other property (a “Liquidation Event”). As used herein, “Stock Price” means, on any date after the Closing, the closing sale price per share of Class A Common Stock reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar, and “Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Common Stock are traded and published. For the avoidance of doubt, Sponsor shall be entitled to vote its Earn-Out Shares and receive dividends and other distributions with respect to such Earn-Out Shares during any period of time that such shares are subject to restriction on transfer or sale hereunder. If Sponsor transfers Earn-Out Shares in compliance with Section 7(c) of the Insider Letter, the recipient shall deliver a customary joinder agreement in form and substance reasonably acceptable to VGAC and 23andMe, and become bound by the transfer restrictions and sale obligations set forth herein.

(d)    If, between the Closing and a Liquidation Event, the outstanding shares of Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding shares of Class A Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Class A Common Stock will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Section 2 shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, the Transactions and the other transactions contemplated by the Transaction Agreement shall not constitute an event requiring an equitable adjustment hereunder.

3.    Working Capital Loans. The Prospectus (as such term is defined in the Underwriting Agreement) permits loans made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors (each, a “Lender”), on such terms as to be determined by VGAC from time to time, to finance transaction costs in connection with an intended initial Business Combination (“Working Capital Loans”). Each of the Insider Letter, the Warrant Agreement and the Registration Rights Agreement contemplates that up to $1,500,000 of Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the Lender. VGAC, Sponsor and each Insider, each on its own behalf and on behalf of its affiliates

(including the officers and directors of VGAC), hereby agrees, and shall take such necessary or appropriate actions so as to ensure, that each and any Working Capital Loan shall be repaid solely in cash, at or prior to the Closing, and that no Working Capital Loan will be converted into warrants or other securities (derivative or otherwise) of VGAC, notwithstanding any provisions of the Insider Letter, the Warrant Agreement or any other agreement to the contrary.

4.    Registration Rights Agreement. Each of VGAC, Sponsor, and each Holder hereby agree that the Registration Rights Agreement is being amended and restated in its entirety, and superseded, in connection with the Closing, and until such time as the Closing occurs (or this Agreement is terminated in accordance with its terms), all references in the Registration Rights Agreement to the Founder Shares Lock-Up Period shall mean the period of restriction on Transfer of the Founder Shares set forth in Section 2(c) of this Agreement.

5.    Anti-Dilution Adjustment Waiver. Sponsor, who is the holder of at least a majority of the outstanding Class B Shares, hereby waives on behalf of the holders of all Class B Shares, pursuant to and in compliance with the provisions of the Amended and Restated Memorandum and Articles of Association of VGAC (the “Articles”), any adjustment to the conversion ratio set forth in Section 17 of the Articles, and any rights to other anti-dilution protections with respect to the Class B Shares (or the shares of Class B Common Stock issued upon conversion thereof in connection with the Domestication), that may result from the PIPE Financing (as such term is defined in the Transaction Agreement) and/or the consummation of the Transactions.

6    Acknowledgment. Each Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreement in reliance upon such Party’s execution and delivery of this Agreement. Such Party has had the opportunity to read the Transaction Agreement, this Agreement and the Affected Agreements and has had the opportunity to consult with its tax and legal advisors in respect thereof.

7.    Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Transaction Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any person in respect hereof or the transactions contemplated hereby.

8.    Governing Law. This Agreement, the rights and duties of the Parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The Parties irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each Party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

9.  Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the Parties irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each Party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the Parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

10.    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties.

11.    Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching Party shall be entitled to injunctive relief, in addition to any other remedy that such Party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware. Without limiting the foregoing, each of the Parties acknowledges and agrees that 23andMe is a beneficiary of each of the provisions of this Agreement and has the right to enforce the same it its own name.

12.    Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the Parties.

13.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day (as such term is defined in the Transaction Agreement) following the date of delivery to such courier service; (c) if delivered by telecopy (with confirmation of delivery), on the date of transmission if on a Business Day before

5:00 p.m. local time of the recipient Party (otherwise on the next succeeding Business Day); (d) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient Party (otherwise on the next succeeding Business Day); and (e) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a Party may designate by notice to the other Parties in accordance with this Section 14):

(a)	If to VGAC, to its address of record under the Transaction Agreement;

(b)	If to Credit Suisse as representative of the several Underwriters, to its address of record under the Underwriting Agreement;

(c)	If to the Sponsor or to the Insiders, to their respective addresses of record under the Insider Letter; and

(d)	If to the Holders, to their respective addresses of record under the Registration Rights Agreement.

15.    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

16.    Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Transaction Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have each caused this VGAC Letter Agreement to be duly executed as of the date first written above.

VGAC:	VG ACQUISITION CORP.

	By:	/s/ Evan Lovell
	Name:	Evan Lovell
	Title:	Chief Financial Officer

CREDIT SUISSE:	CREDIT SUISSE SECURITIES (USA) LLC

	By:	/s/ John Hoffman
	Name:	John Hoffman
	Title:	Managing Director, ECM

Acting on behalf of itself and as the representative of the several Underwriters

SPONSOR:	VG ACQUISITION SPONSOR LLC

By: Corvina Holdings Limited,
its manager

	By:	/s/ Clifton Struiken
	Name:	Clifton Struiken
	Title:	Alternate Director

INSIDERS:		/s/ Douglas R. Brown
Douglas R. Brown, individually

/s/ Teresa Briggs
Teresa Briggs, individually

/s/ James B. Lockhart III
James B. Lockhart III, individually

/s/ Evan Lovell
Evan Lovell, individually

/s/ Josh Bayliss
Josh Bayliss, individually

[ Signature Page to VGAC Letter Agreement (continues on following page) ]

IN WITNESS WHEREOF, the Parties have each caused this VGAC Letter Agreement to be duly executed as of the date first written above.

23ANDME, INC.

By:	/s/ Anne Wojcicki
Name:	Anne Wojcicki
Title:	Chief Executive Officer

[ Signature Page to VGAC Letter Agreement (continued) ]